NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 29, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on May 15, 2007. Each equity security unit, which the company refer to as a ‘unit’, will initially consist of and represent: 1) a purchase contract pursuant to which: the holder will agree to purchase, and XL Capital Ltd. will agree to sell, for $25, a number of the company's ordinary shares on May 15, 2007 (the ‘stock purchase date’) to be determined based on the average trading price of the company's ordinary shares for a period preceding that date, calculated in the manner described in the prospectus, or if XL Capital Ltd. have previously fixed the settlement rate as a result of an accounting event (as defined in the prospectus), the fixed number of shares to be determined as described in the prospectus (minimum 0.2660 shares and maximum 0.3325 shares); and XL Capital Ltd. will pay the holder contract adjustment payments on a quarterly basis at the annual rate of 3.97% of the stated amount of $25, subject to the company's right to defer such payments, as specified in the prospectus; and 2) a 1/40, or 2.5% ownership interest in a senior note due May 15, 2009 of XL Capital with a principal amount of $1,000, on which the company will pay interest at the initial annual rate of 2.53% until a successful remarketing of the senior notes and at the reset rate (as described in the prospectus) thereafter. Interest will be payable quarterly in arrears through and including the stock purchase date and, thereafter, semi-annually in arrears. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 15, 2007.